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                                  THE NARRAGANSETT ELECTRIC COMPANY
                          Computation of Ratio of Earnings to Fixed Charges
                                            (SEC Coverage)
                                             (Unaudited)
                                    12 Months
                                      Ended
                                  June 30, 1998                Years Ended December 31,
                                    Actual                    -------------------------------------------------------------
                                   (Unaudited)  1997        1996        1995       1994         1993
                                --------------  ----        ----        ----       ----         ----
                                                                    (In Thousands)

Net Income                           $28,888    $27,932     $22,954     $23,910    $14,589     $14,274
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Add income taxes and fixed charges
----------------------------------
 Current federal income taxes          9,828     14,185       6,918       7,212      1,020       2,183
 Deferred federal income taxes         5,008         79       4,675       3,512      3,930       2,199
 Investment tax credits - net           (493)      (495)       (498)       (503)      (508)       (508)
 Interest on long-term debt           15,295     16,179      17,205      16,627     14,334      12,715
 Interest on short-term debt and other 3,202      2,475       2,883       3,663      2,897       2,074
                                                -------     -------     -------    -------     -------   -------
Net earnings available for fixed charges        $61,728     $60,355     $54,137    $54,421     $36,262   $32,937
                                                -------     -------     -------    -------     -------   -------
Fixed charges:
 Interest on long-term debt          $15,295    $16,179     $17,205     $16,627    $14,334     $12,715
 Interest on short-term debt and other 3,202      2,475       2,883       3,663      2,897       2,074
                                                -------     -------     -------    -------     -------   -------

                                        Total fixed charges $18,497     $18,654    $20,088     $20,290   $17,231        $14,789
                                                =======     =======     =======    =======     =======   =======

Ratio of earnings to fixed charges     3.34        3.24        2.69        2.68       2.10        2.23
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